UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2008

ICU Medical, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	0-19974	33-0022692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

951 Calle Amanecer, San Clemente, California	92673
(Address of principal executive offices)	(Zip Code)

(949) 366-2183
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On September 30, 2008, ICU Medical, Inc. (the “Company”) entered into retention agreements (the “Agreements”) with each of Richard A. Costello, Steven C. Riggs, Scott E. Lamb and Alison Burcar (collectively, the “Officers”).

The following summary of the material terms of the Agreements is qualified in its entirety by the full terms and conditions of the Agreements, copies of which are filed as exhibits hereto and are incorporated herein by reference.

In the Agreements, the Company has agreed to provide severance payments, the vesting of stock options and certain other benefits to each Officer if such Officer’s employment is terminated by the Company (other than for “cause”, “disability” or death) or by such Officer for “good reason” within 12 months after a “change in control” of the Company, each as defined in the Agreements (a “triggering event”).  A termination of employment or the occurrence of any event which constitutes good reason will also constitute a triggering event if the termination or event occurs prior to a change in control and if the Officer can reasonably demonstrate that such termination or event occurred in connection with the change in control or was at the request of a third party who had taken steps reasonably calculated to effect a change in control.

Upon a triggering event, each Officer is entitled to receive from the Company either a cash lump sum payment or 24 bi-monthly installments of the aggregate of (i) the sum of the Officer’s annual base salary for the current year through the date of termination and a pro-rated portion of the Officer’s on-target bonuses for the current year, less the amount of any compensation (including bonuses) previously paid for the current year, and (ii) the sum of the Officer’s annual base salary as of the date immediately prior to the date of termination and the Officer’s target bonuses for the current year.  In addition, each Agreement provides that, upon a triggering event:

•
the Company will continue to provide benefits to the Officer (other than benefits under the executive bonus plan, the Company’s 401(k) Savings Plan, the 2005 Long Term Retention Plan or the 2008 Performance-Based Incentive Plan) and the Officer’s family at least equal to those which would have been provided to them if the Officer’s employment had not been terminated, in accordance with the applicable benefit plans in effect on the applicable date or, if more favorable to the Officer, in effect at any time thereafter with respect to other peer employees of the Company, for a period of 12 months after the date of termination, unless the Officer becomes re-employed with another employer and is eligible to receive comparable benefits,

•
any outstanding stock options granted to the Officer pursuant to the Company’s stock incentive plan or stock option plan, and any outstanding stock options granted to the Officer after the effective date of the Agreement and prior to a change in control, will immediately vest upon the date of termination,

•
the Company will pay or provide to the Officer any other amounts or benefits required to be paid or provided or which the Officer is eligible to receive following termination under any plan, program, policy, practice, contract or agreement of the Company, and

•	the Company will pay commercially reasonable fees not to exceed $10,000 for the services of one executive outplacement firm provided to the Officer.

Item 9.01    Financial Statements and Exhibits.

(d)             Exhibits.

10.1          Retention Agreement with Richard A. Costello.
10.2          Retention Agreement with Steven C. Riggs.
10.3          Retention Agreement with Scott E. Lamb.
10.4          Retention Agreement with Alison Burcar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICU Medical, Inc.
Date: October 1, 2008	/s/ Scott E. Lamb Scott E. Lamb Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number                                           Name of Exhibit

10.1                      Retention Agreement with Richard A. Costello.
10.2                      Retention Agreement with Steven C. Riggs.
10.3                      Retention Agreement with Scott E. Lamb.
10.4                      Retention Agreement with Alison Burcar.